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Facebook, Inc. (FB)
First Quarter 2016 Results Conference Call
April 27th, 2016
2 p.m. Pacific Time / 5 p.m. Eastern Time

Operator
Good afternoon. My name is Chris and I will be your conference operator today. At this time I would like to welcome everyone to the Facebook First Quarter Earnings Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session.

Deborah Crawford, VP Investor Relations
Good afternoon and welcome to Facebook’s first quarter earnings conference call.  Joining me today to discuss our results are Mark Zuckerberg, CEO; Sheryl Sandberg, COO; and Dave Wehner, CFO.

Before we get started I would like to take this opportunity to remind you that our remarks today will include forward-looking statements. Actual results may differ materially from those contemplated by these forward-looking statements. Factors that could cause these results to differ materially are set forth in today’s press release, our annual report on Form 10-K filed with the SEC. Any forward-looking statements that we make on this call are based on assumption as of today and we undertake no obligation to update these statements as a result of new information or future events.

During this call we may present both GAAP and non-GAAP financial measures. A reconciliation of GAAP to non-GAAP measures is included in today’s earnings press release. The press release and an accompanying investor presentation are available on our website at investor.fb.com. And now I’d like to turn the call over to Mark.

Mark Zuckerberg, CEO
Thanks, Deborah. And thanks everyone for joining today.

We started 2016 off well. 1.65 billion people now use Facebook every month, and 1.09 billion people use Facebook every day. In recent weeks, we're also consistently seeing more than 1 billion people using Facebook on mobile every day. We're also pleased with our business results. Total revenue this quarter grew by 52 percent year-on-year to $5.4 billion, and advertising revenue grew by 57 percent to $5.2 billion. I'll have more to say about these results in a minute, but first I want to talk about a proposal by our board of directors to reclassify Facebook's stock.

At F8, I talked about our mission and how the work we're doing to connect the world is more important today than it's ever been. I walked through our 10 year roadmap focused on building the technology to give everyone in the world the power to share anything with anyone. Bringing people together and giving everyone a voice takes long term commitment -- not just over the next few years, but over the next few decades. We're focused on the long term. And that's the main reason for today's proposal.

Facebook has always been a founder-led company so we can focus on our mission and build long term value. This structure has served our shareholders well. Early on, we received some generous offers from companies trying to buy Facebook. And our structure helped us resist that pressure. More recently, we navigated a challenging transition to mobile, but because we were a controlled company, we were able to focus on improving the user and product experience of our apps first and build a strong mobile business over time rather than being forced to do something short-sighted. And over the years our structure has helped us make big bets on acquisitions like Instagram that were very controversial initially but were good decisions for our community and our business.

Facebook has been built by a series of bold moves. And when I look out at the future, I see more bold moves ahead of us than behind us. We're focused not on what Facebook is, but on what it can be, and on what it needs to be. That means doing bold things. A lot of what we're building today in areas like connectivity, artificial intelligence and virtual and augmented reality may not pay off for years. But they're important to our mission of connecting the world, and I'm committed to seeing this mission through and to leading Facebook there over the long-term.

Personally, there's another element to this. While helping to connect the world will always be the most important thing that I do, there are more global challenges that I also feel a responsibility to help solve, to create a better world for my daughter and all future generations. Things like helping to cure all diseases by the end of the century, upgrading our education system so it's personalized for each student, and protecting our environment from climate change. That's why Priscilla and I created the Chan Zuckerberg Initiative and committed to give 99 percent of our Facebook shares to advance human potential and promote equality.

Today's board proposal will allow us to maintain and improve the voting structure that has served us well and allow me to fund the Chan Zuckerberg Initiative. In December I also announced that I won't sell more than $1 billion worth of Facebook shares per year over the next three years. That's still my commitment, and I'll update our shareholders on future plans beyond that.

Dave will talk more about the mechanics of this proposal in his comments in just a few minutes. But before we get there, I want to also share a few more thoughts on the progress we've made this quarter. As I've said before, our roadmap has three horizons. Over the next three years, we're going to keep investing in our most developed ecosystem -- the Facebook app and platform.

Today, people around the world spend on average more than 50 minutes a day using Facebook, Instagram and Messenger, and that doesn't even include WhatsApp yet. This growth isn't happening because we came up with one or two big changes. Our team has just worked day after day on lots of improvements over a long period of time. That progress continued in the first quarter. We launched Reactions to help people express themselves in more ways. And we improved how our products work on different mobile networks and devices all over the world

Sheryl will talk more about this in a minute, but now more than 3 million businesses are using our advertising products every month. We've expanded our measurement capabilities so more businesses can see the results they get from ads. And we've made it easier for small and medium businesses to use the same targeting tools and ad formats that our larger advertisers use.

Over the next five years, we're going to build ecosystems around our products that are already being used by a lot of people. We're at the beginning of a golden age of online video. Video isn't just a single kind of content. We think its medium that allows people to interact in a lot of new ways. That's why, in addition to normal internet video, we're also focusing on more interactive video experiences like Live and 360 video. I'm a big Game of Thrones fan, and the other week HBO and our Oculus team came out with a 360 video of the opening sequence of the show. It's now the most watched 360 video on Facebook in any 24-hour period with more than 12 million total views.

Earlier this month, we opened up Live to everyone. Live is just one part of our overall video effort, but we think it has a lot of potential. Friends go Live because it's unfiltered and personal. Actors and news anchors go Live because they can reach bigger audiences and in some cases than they can even on their own shows. And if we do a good job, we think it's something that people will associate with Facebook -- with interacting with people and not just watching content. But it's also a very new and a small part of all the videos we see on Facebook today.

I'm also really excited about what we're building around messaging. Right now, we have two of the top messaging apps in the world. 900 million people use Messenger every month, and 1 billion people use WhatsApp every month. Between Messenger and WhatsApp, people send around 60 billion messages every day - that’s almost three times as many messages as SMS handled at its peak.

Over the past couple weeks we've talked about steps we’re taking to build messaging into a platform that developers and businesses can build on. We announced bots for Messenger that let you do things like order from Flowers or get news without leaving your Messenger thread. But this is very early and we're rolling these experiences out carefully a slowly over time.

We're also very happy with the way Instagram is growing -- with more than 400 million actives and more than 200,000 businesses advertising every month. Now we're focused on making the user experience even more engaging. With more content on Instagram all the time, people currently miss about 70% of what's in their feed. That's why, in the first quarter, we started rolling out feed ranking to help you see more of the posts you care about. This is a long term effort, but News Feed shows that ranking creates the best and most engaging experiences for our community.

Over the next 10 years, we're going to keep investing in new technology to help everyone connect. As part of Internet.org, we're building an open source telco infrastructure project called TIP to make it cheaper to operate mobile networks. Free Basics -- which helps people access tools for education, health information and communication for free -- now features more than 600 services and it has brought more than 25 million people online. That makes it one of the most successful connectivity initiatives in the world.

We're also working to help people connect and share in a more natural and intuitive way. Artificial intelligence is a long term effort for us, but we're already using it in a lot of ways. Right now, our Moments app is using face recognition to help you share pictures with your friends. We're using AI to show the most relevant content in News Feed, filter spam from messaging and even help blind people understand what's in their friend’s photos by reading explanations aloud.

Finally, we're building technology in virtual and augmented reality that can change the way we experience the world. Gear VR started shipping late last year, and the response so far has been great. There are now hundreds of apps specifically for Gear, and people have watched more than 2 million hours of video on it.

In Q1, we also started shipping Oculus Rift. We've got a lot of great content, with more than 50 games and apps built for Rift. And again, this is very early, and we don't expect VR to take off as a mainstream success right away. I really want to emphasize that. Most Rift early adopters are gamers and developers, but eventually we believe that VR is going to be the next big computing platform, and we're making the investments necessary to lead the way there.

So that's our update for the quarter. As always, everything we do is focused on our mission to make the world more open and connected. And to get there, we're building technology that brings people together, and that helps everyone in the world share anything they want with anyone. It takes a long term commitment, and it won't happen overnight. But we're in a strong position and I'm excited about what's next. Thank you to everyone in our community, to all of our teams, all of our partners and all of our shareholders for everything you're doing to help connect the world.

And now, here's Sheryl.

Sheryl Sandberg, COO
Thanks Mark and hi everyone.

We had a great first quarter and a strong start to the year. Q1 ad revenue grew 57%, or 63% on a constant currency basis. Mobile ad revenue reached $4.2 billion, up 75% year-over-year, and is now approximately 82% of total ad revenue. Our growth was strong across all verticals, marketer segments, and regions - particularly North America and APAC.

We remain focused on driving our clients’ businesses - moving their products off shelves both in stores and online. A big focus for us in 2016 is helping our clients understand the true business impact of their ads, especially on digital. We’re pleased with the progress we made in Q1 across our three priorities - capitalizing on the shift to mobile, growing the number of marketers using our ad products, and making our ads more relevant and effective.

First - capitalizing on the shift to mobile.

Consumers have shifted to mobile and businesses know they need to catch up. We hear from marketers that figuring out mobile today is like figuring out TV in its early days. But given where consumers spend their time, the question now is not if they should market on mobile but how.

One of the drivers of the consumer shift to mobile is video. People are sharing and creating nearly 3X more video on Facebook than they were a year ago and, as of February, the time people spend watching videos on Instagram increased by more than 40 percent over the preceding 6 months. This presents a big opportunity for marketers. The best marketers understand that people watch video differently in mobile feed than on TV. They create ads that grab attention in the first few seconds, sometimes even without sound - what we now call thumb-stopping creative. For example, Nestle took their TV ad for Natural Bliss Coffee Creamer and, in less than a day, edited it for mobile feed by creating a new opening and adding text overlays to relay their message without sound. They showed both the original TV ad and the mobile ad on Facebook. The original TV ad drove a 4-point increase in ad recall. The mobile optimized version, however, drove an even stronger 10 point increase in ad recall and a 7 point increase in product awareness.

We want to help marketers optimize their video ads. For example, we know that, on average, captioned videos increase view time by 12%, so we introduced Auto Captions to generate captions for video ads. In Q1 we introduced new ad formats, like Canvas ads. Canvas ads showcase products by combining video, images, and call-to-action buttons. While it's still early, we're pleased with the results and are seeing adoption across many verticals. To motivate Millennials to take on do-it-yourself projects, Lowe's and BBDO targeted 25-34 year-old homeowners with Canvas ads that let them see bathroom designs, discover the products in each design, and tap to purchase. The ads were so engaging that people spent an average of 28 seconds interacting with them, and Lowe's saw a 6.7 times return on ad spend.

Our second priority is growing the number of marketers using our ad products.

This quarter we announced that we have over 3 million active advertisers on Facebook and over 200,000 on Instagram. A significant number of these advertisers are small and medium businesses. These businesses use our platform because it’s easy and affordable for them to connect with their customers on mobile. We’re also making it easier for SMBs to use the same targeting tools and ad formats that our most sophisticated advertisers use. We're seeing even small businesses use products like Lead Ads, Slideshow, and Dynamic Product Ads.

Our third priority is improving the relevance and effectiveness of our ads.

Last year we introduced Conversion Lift to measure how Facebook and Instagram campaigns drive business objectives like sales. We’ve seen clients across verticals - from retail to auto - use Conversion Lift to measure and improve the return on their ad investments. Chase bank used Conversion Lift to measure how effectively their Super Bowl ad drove credit card applications. They found that combining Facebook video ads with their TV ads drove 1.5 times more conversions than TV ads alone. In Q1 we expanded our Lift capabilities by testing Lift API, enabling more partners to measure the effectiveness of more of their campaigns.

We're pleased with the value we're driving for our partners and the progress we're making across our three priorities. Helping marketers make the shift to mobile will take time - we have a lot of hard work ahead and we’ll continue to invest. I want to thank our clients around the world for their partnership and congratulate our global teams on the results of their hard work.

Thanks everyone, and now here's Dave.

David Wehner, CFO
Thanks Sheryl and good afternoon everyone.

We’re off to a great start in 2016, led by ongoing growth and engagement in our community and continued momentum in our ads business. In Q1, we generated $5.4 billion in total revenue and delivered over $1.8 billion in free cash flow. Let’s begin with our community metrics.

In March, 1.09 billion people used Facebook on an average day, up 16% compared to last year. This daily number represents 66% of the 1.65 billion people who visited Facebook in the month of March. Mobile continues to drive our growth. Over 1.5 billion people accessed Facebook from mobile devices in March, up 21% from last year.

Before diving into our quarterly financial results, I wanted to highlight that beginning this quarter, I will focus my prepared remarks on our GAAP results and all financial metrics are GAAP unless otherwise noted. The primary difference between our GAAP and non-GAAP metrics is stock-based compensation. Stock-based compensation plays an important role in how we compensate our employees and therefore we view it as a real expense for the business. We will continue to provide a reconciliation of GAAP to non-GAAP financial metrics in our press release and earnings slides. All of our comparisons are on a year-over-year basis unless otherwise noted.

Q1 total revenue was $5.4 billion, up 52%, or 58% on a constant currency basis.

Ad revenue in Q1 was $5.2 billion, up 57% or 63% on a constant currency basis. This marked a slight decline from the 66% constant currency ad growth rate we experienced in Q4. In Q1 this year we benefitted from an additional day due to the Leap Year, which contributed approximately 2 percentage points to our year-over-year ad revenue growth rate.

North America and Asia Pacific were our fastest growing regions with advertising revenue growth of 64% and 62%, respectively. Europe and Rest of World grew advertising revenue more slowly at 49% and 35% respectively, with the latter particularly impacted by foreign exchange headwinds. Setting aside currency headwinds, all regions exceeded 50% constant currency ad revenue growth.

Mobile ad revenue was $4.2 billion, representing approximately 82% of total ad revenue. Mobile ad revenue grew 75%, driven by strength from Facebook’s News Feed. Our mobile ads business continues to be driven by the combination of both supply-side and demand-side factors.

On the supply side, we continue to see healthy growth in the number of people using Facebook, time spent across our products, and ad load. On the demand side, we believe the investments we’ve made to improve our mobile advertising solutions are helping drive value for both people and marketers. We are seeing growth in both new customers, as well as existing customers, who are spending more with us on average compared to last year. In Q1, the average price per ad increased 5%, while total ad impressions increased 50%.

The reported increase in price is being driven by the continued mix shift towards mobile which contains higher-priced News Feed ads rather than the mix we have on PCs of both News Feed ads and lower-priced right-hand column ads.

The increase in impressions was driven by strong growth in mobile ad impressions and was offset partially by a decline in ad impressions delivered on personal computers consistent with the ongoing declines in PC usage.

Total Payments and Other Fees revenue was $181 million, down 20% compared to last year. This decline was mainly driven by a reduction in Payments revenue related to games played on personal computers.

Q1 total costs and expenses were $3.4 billion, up 29%.

We ended the quarter with approximately 13,600 employees, up 35% compared to last year.

Q1 operating income was $2 billion, representing a 37% operating margin.

Our Q1 tax rate was 27% down from our full-year 2015 tax rate of 40%.

Our Q1 net income was approximately $1.5 billion or $0.52 per share.

In Q1, capital expenditures were $1.1 billion, more than double compared to Q1 of last year. Server purchases and data center construction were the largest contributors to year-over-year growth. New builds in Texas and Ireland along with the expansion of existing facilities will nearly double our current data center footprint when completed. In addition to servers and data centers, investments in office facilities also contributed to the year-over-year growth.

We ended the quarter with $20.6 billion in cash and investments.

Turning now to the outlook.

First, some color on revenue. We remain focused on creating value for the people and marketers who use our services. We expect that the main drivers of advertising revenue growth will continue throughout 2016, but we will face tougher comparables as the year progresses given the accelerating ad revenue growth we experienced throughout 2015.

Payments and Other Fees revenues will continue to face headwinds throughout the year given that the substantial majority of that revenue relates to payments from games played on personal computers.
Even with the expected contribution from Oculus, we anticipate that our Payments and Other Fees revenue for the full year 2016 will come in lower than the level in 2015.

Next, on to the expense outlook. Our expense guidance remains unchanged. We expect that full-year 2016 total GAAP expense growth will be approximately 30-40%. We expect full-year 2016 amortization expenses to be approximately $700-$800 million, and full-year 2016 stock-based compensation expenses to be approximately $3.1-$3.3 billion. If you take into account our GAAP expense guidance as well as our amortization and SBC guidance, you will see that our full-year 2016 total non-GAAP expense growth guidance range remains unchanged at 45-55%. We anticipate full-year 2016 capital expenditures to be at the high end of the $4.0-$4.5 billion range we gave last quarter as we invest to support the rapid growth of the business. We expect our Q2 and full year 2016 tax rates to be similar to our Q1 rates.

In summary, 2016 is off to a great start for Facebook. Our results reflect healthy growth and engagement in our community, strength in our ads business, and investments we’re making to capitalize on the long-term opportunities we see ahead.

Before going to questions, I wanted to touch briefly on the share reclassification that Mark discussed at the beginning of the call.

As we disclosed in the proxy statement we filed today, our board of directors has approved a proposal for the reclassification of our capital stock that would involve the creation of a new class of publicly-listed, non-voting Class C capital stock. Pending stockholder approval, we intend to issue two Class C shares as a one-time stock dividend for each outstanding Class A and Class B share, resulting in a tripling of the pre-reclassification total shares outstanding. All stockholders would be treated equally.

The net effect of this transaction would be to establish two publicly-traded classes of Facebook stock, one representing the current Class A shares and the other representing the non-voting Class C shares. Since the Class C shares would have the same economic rights as the Class A and Class B shares, we would expect that after the payment of the stock dividend the share price of the Class A common stock would generally reflect a 3:1 stock split.

This will have no effect on the voting interests related to shares that investors currently hold. As Mark mentioned this structure will allow for the preservation of the voting structure that has served the company well to date while allowing for Mark to fund the Chan Zuckerberg Initiative over the course of his lifetime. Importantly, as part of this proposal, the preservation of the multi-class capital structure would be generally predicated on Mark continuing to maintain an active leadership role at Facebook.

Let me talk about next steps. The reclassification would be conditioned on approval by a majority of the outstanding votes held by the Company’s stockholders and we anticipate a vote on the matter at our annual meeting to be held on June 20th this year. A record date for this dividend would be determined at a later date.

With that, Chris, let’s open up the call for questions.

Question & Answer Session

Operator
We will now open the lines for a question and answer session. To ask a question press star followed by the number 1 on your touch telephone. Please pick up your handset before asking your question to ensure clarity. If you are streaming today’s call, please mute your computer speakers. Your first question comes from the line of Eric Sheridan with UBS. Your line is open.

Eric Sheridan, UBS
Thank you so much. Wanted to come back to your comments on the small and medium-size business opportunity at Facebook. Maybe direct a few points to Sheryl to get some comment. Wanted to understand what some of the opportunities are to continue to demonstrate to those advertisers what the potential is for both Facebook and maybe even Instagram and Facebook Messenger long term as platforms to grow their businesses and sort of also pointing out what some of the measurement tools and operating challenges are to bring people onto the platform. Thank you.

Sheryl Sandberg
Thank you for the question. SMBs, or SMUs as they’re called different places around the world, we think are a very core-competitive advantage for us. It's prohibitively expensive for most small businesses to reach people digitally. 35% of small businesses in the United States, which is often the most advanced market, don't have a web presence at all and setting up a mobile app, getting people to find and download a mobile app can be even more expensive.

And so what's happening is that SMBs are turning to Facebook pages as their mobile solution. They're free, they're easy to set up and they already know how to do them because almost all of them are already Facebook users in the first place. So the on-boarding has been incredibly important and incredibly effective.

We announced last year that we have over 50 million small business pages active on a monthly basis. 80% of those are active on mobile.

We then work on helping them use our ad products and upsell them to our paid ad products as well and we announced this quarter that we had 3 million active advertisers on Facebook and 200,000 on Instagram.

What's interesting is that what you see is SMB’s able to use tools with some of the biggest brands in the world. Over 2 million SMBs have posted a video, both paid and organic, in the last month and that has to be many times the number of SMBs that have shot or played a TV commercial.

In terms of measurement, your question's important because it's not just getting them to use our platforms to connect to consumers, it's getting them to be able to measure a result. We've worked hard to build measurement tools into the product so that when you buy an ad, SMBs in a very easy interface and decide what their goals are. Are their goals measuring sales? Are their goals visit to their website? Are their goals on mobile apps download? And then measuring all the way through from showing that ad to the purchase. I continue and we continue to be very bullish on this channel because we have such a broad base of usage because that usage is so active and because we're very focused on investing and simplifying our products so that all SMBs can use them.

Operator
The next question is from Brian Nowak with Morgan Stanley. Your line is open.

Bryan Nowak, Morgan Stanley

Thanks for taking my questions. I have two. The first one, Sheryl, you talked about video and kind of increasing the overall video consumption. Could you talk about where you are in traction with video advertising and kind of the adoption of video ad units and the impact of video in the quarter?

Secondly, kind of breaking down the advertising about cohort could you talk to strengths of points of strength or weakness across direct response versus branded advertisers in the quarter? Thanks.

Sheryl Sandberg
Sure, I'll take the second one first. Our growth was really broad based and we grew across all of our marketer segments this quarter. That’s direct response, brands, SMBs and developers. Our direct response business continues to be very strong. It’s very ROI focused and we continue to invest and roll out products that help people.

For example, lead ads, where people can fill out forms on a mobile device, take their contact info from Facebook. We rolled that out fully this quarter. And that enabled people to use Facebook in a very direct response way. We'll continue to invest there. Video ads are really exciting. It's worth noting that video ads take the place of another ad in News Feed so not all of the revenue incremental. But as consumer engagement with video has continued to grow, that creates more and more of an opportunity for video ads. Marketers have always loved video because it's a really compelling way to reach people. And this now you can reach them on mobile all day with those kind of messages. Importantly, marketers have to adjust sometimes. While the 30 second ad does perform well in News Feed we also have people understanding that some of the formats are different. Creating shorter ads, creating ads that can work even without sound, more personal ads, has really mattered.

One example is Toyota used Facebook for the launch of the Rav 4 Hybrid. With Saatchi in Los Angeles, they used a very broad video to drive brand awareness. They reached over 36 million people in their target demo within three days. Then-this is where it gets even more interesting-they retargeted people who watched the video with over 500 personalized video ads, which were optimized for Facebook and Instagram. They were creating a direct response campaign to get people to take specific actions like requesting a quote and finding a specific dealer. We saw a 14 point lift in ad recall and a 7 point lift in message association. And right now we’re using the Lift tool to continue to measure their sales for the 30 and 60 days beyond the campaign to see what happens, and we're pretty excited about what that shows in terms of you how video can be used in a really broad based way but also more personal way.

Operator
The next question is from Douglas Anmuth with JPMorgan. Your line is open.

Douglas Anmuth, JPMorgan
Thanks for taking the questions. I had a couple for Mark around Messenger. Mark, I was hoping you could talk to us about how you expect to shift user behavior within Messenger to get users to focus more on businesses versus more personal communications and how you'll make users aware of the capabilities within the platform and then just secondly as more bots come on board here and businesses are engaging with Messenger, how do you envision kind of bots and humans working together in terms of providing more customer service. Thanks.

Mark Zuckerberg
Sure. So part of our playbook for building out these ecosystems to scale is we start with the person to person use case. Right, so whether that's in messaging, people messaging their friends or groups, News Feed before that, it was people posting updates and seeing what was going on with their friends and the people that they care about. And then the next step is to create organic activity around public entities. Right, so whether that's businesses, public figures, like athletes and celebrities and types of folks that people want to interact with on these different platforms, we did that on Facebook and News Feed or Pages, and we're working on a number of different ways to do that in Messenger. One of those is bots. One of the good things about bots that we've seen is that it can increase or, sorry, decrease the amount of time that you have to wait before you get a reply back from interacting with a message. So what we've seen, we've done some research on this. A lot of people every day in Facebook today are already messaging pages and businesses directly. And the businesses respond. But what we've actually also found is that, through some of our AI research, we can look at the responses that businesses give to common questions and can confidently provide the right reply a lot of the time.

And when we can do that, then that decreases the latency and predictably people want to do more of that activity. So that's one way that I think you're going to see bots work between people who are actually driving the businesses directly will need to in some way train or answer questions for people but we can build artificial intelligence that can learn from people how to automate a lot of that and make that experience a lot faster for people who want to interact with businesses and public figures. And of course then after you start building out that segment of businesses and public figures and the platform, then on top of that you have just a good amount of intent in these platforms to build a good business on top of that, that kind of stage…

Operator
The next question is from John Blackledge with Cowen & Company. Your line is open

John Blackledge, Cowen & Company
Great. Thank you. Two questions. Facebook just opened up Instant Articles globally to all publishers. Just wondering what you see as a publisher's benefits of joining Instant Articles and how should we think about the monetization impact in 2016. And then second question, the ad revenue in APAC was much better than we thought, just any more color on the drivers there. Thank you.

Mark Zuckerberg
So Instant Articles is all about the quality of the consumer experience. Right now for links that are not Instant Articles, it can be one of the slowest parts of the Facebook app. You're browsing through a News Feed, you tap on a link, if you're not on a good connection the content doesn’t cache. It could take 10 or 20 seconds in some cases for that content to load. People in our community, they don't know the difference about whether that content is coming from Facebook or a different place. They hold us accountable for making their experience quick, and we want to do everything we can to do that. So Instant Articles makes it so that any publisher around the world now can deliver a really great native experience instantly with no latency in loading it, and we're just seeing that people like to engage with that a lot more. That's what we're most excited about there.

Sheryl Sandberg
The APAC question. APAC's been growing really well for several quarters now and we're seeing a lot of great adoption as people learn to use the products. One part of the business that I think has been really strong and is worth noting is we're working with marketers in China to help with their export business. So Air China is a good example. They're a popular airline in China, but they don’t really have, they're not really as well-known overseas and before working with us they really only invested in traditional media. They had a goal of promoting their new flight routes including one from Mumbai to Beijing and their new aircraft. They launched a campaign with us in 15 countries globally. They used Reach and Frequency and Carousel and video ad targeting, and for example, they would target in the US age 18 and above, frequent international travelers living in cities where they had routes. Or Indian ex Pats living in the US to promote new routes to Mumbai. They reached 30 million people globally, more than 95% on mobile. And here’s the best part, they had a 73% sales lift in the United States. So, our APAC business is robust and I think the global nature of our business is part of driving that.

Operator
The next question is from Heather Bellini with Goldman Sachs. Your line is open.

Heather Bellini, Goldman Sachs
Great. Thank you. I was just wondering if you could share with us - how do you see Instagram's ramp impacting Facebook's ad growth in 2016 or if there's any color you could share with us about kind of how that's been ramping? And also, if you could share with us how advertisers are viewing the platform? Are you finding that it's typically more additive to their Facebook spending or are they funding it with existing Facebook budgets? Thank you.

Sheryl Sandberg

Facebook and Instagram are the two most important mobile ad platforms out there. In the short run, some of the spend is incremental and some isn't. There are people who will have a social budget or a digital budget, and as they move to Instagram, some of that will come from Facebook.

In the medium to long run, we believe we can compare very favorably with any other spend we can do because we have this very broad reach on both platforms, plus the ability to target very specifically. What you're seeing in our results right now are very strong growth for Facebook and very strong growth for Instagram. We hit 3 million advertisers for Facebook. We hit 200,000 for Instagram. And often the platforms really work together.

Operator
The next question is from Justin Post with Merrill Lynch. Your line is open.

Justin Post, BofA Merrill Lynch
Thanks. Question for Mark. There's been some concerns about traffic to publishers and sharing levels on Facebook. I just wonder if you could talk about core Facebook engagement, what's really working, are you concerned at all about that and then when you think about the ad loads, are you comfortable with where they're at? Is there still a lot of room to go? And maybe last one, if you were to ever leave Facebook, what would happen to your voting shares? Thank you.

Mark Zuckerberg
All right. Let's talk about engagement first. So overall sharing is up across Facebook, and people are spending more time on Facebook and the whole family of apps. And that is not just the case for the aggregate of the growing community, but it's actually also the case on a per person basis as well, in terms of people sharing more and spending more time individually. Now, one of the things that we see is that the way that we are sharing is always changing. Some of this is because of underlying technical transition.

So on desktop, for example, it was easier to type, so we saw more text posts. On mobile, it's easier to take videos, so we see more videos. On desktop, people would have more commonly uploaded an album of photos that they took from their digital camera and downloaded onto their computer, whereas on mobile, the more common behavior is to take a single photo, or a couple, and post those. There are all these transitions and that's our job, right, to make it so that we build great tools that people, everyone around the world can share anything that they want with everyone.

Now, the other thing that's also true is that people want to share with lots of different kinds of audiences. So Facebook gives you the ability to share with all of your friends and publicly if you want and with Groups. But we're also investing in things like Messenger and WhatsApp because a lot of people increasingly want to share messages privately, one-on-one or with very small Groups. In addition to Messenger, which has 900 m people a month and WhatsApp, which has more than 1 billion people a month, Facebook Groups is also at more than 1 billion people a month, which I think represents the increasing diversity of the different types of audiences that people want to share with.

Ultimately, I think that humans have such a deep desire to express themselves and want to connect with the people around them that I think that all of these audiences and all of these different types of media should grow over time, and it's our job to basically make sure that we build good products and get rid of all of the bugs and make it so that performance is fast and all of the basic stuff works - that way we get there. But in general right now all the high level trends look pretty positive on that. I think I'll kick it off to Dave to go through your questions about some of the technical pieces about the reclassification.

David Wehner
Sure. I guess, also Justin you had a question on ad load. I'll do both the question on ad load and the reclassification. On ad load, it's definitely up from where we were a couple of years ago. I think it's really worth emphasizing that what's enabled us to do that is just improving the quality and the relevance of the ads that we have, and that's enabled us to show more of them without harming the user experience at all. So that's been really key. Over time we would expect that ad load growth would be a less significant factor driving overall revenue growth, but we remain confident that we've got opportunities to continue to grow supply through the continued growth in people and engagement on Facebook as well as on our other apps, such as Instagram.

On the question regarding what would happen to Mark's shares if he were to leave Facebook, I would just refer that the new multiclass capital structure is generally dependent on Mark continuing to maintain an active leadership role at Facebook. If you go into the proxy materials, it goes into more detail on how different things would play out under various other scenarios, so I would just refer you to those.

Operator
The next question is from Ben Schachter with Macquarie.

Ben Schachter, Macquarie Research
Mark, when you think about acquisitions broadly, in what area do you think Facebook needs to buy versus build, basically where do you need external help? And then on VR, a few quick questions. Any update on the shipping delay, how many units shipped in the quarter and expectations for the year? And then also on VR understanding I know it's very, very early, but beyond games and entertainment what verticals, do you expect to be first to utilize VR and AR? Thanks.

Mark Zuckerberg
So on the acquisition philosophy, I mean, I talked about how I think the social ecosystem will play out on a number of these calls. The basic theory that we have is that there are a small number of services that are going to be ubiquitous utilities that 1 billion or 2 billion or more people are going to want to use.

That's core, basic messaging, the core functionality around having your real identity and connecting with all of your real friends and family online. Those are things that we just think are going to be ubiquitous. So we want to build those. At the same time, we also think that there are going to be many, many good businesses and different other social use cases where there are people doing good work and building different companies. We feel no need to own those things. So I think people come up from time to time and suggest should we buy this company or that, and what we look at are what are things that we think are going to be ubiquitous tools and who are the most talented people in the world to build this. When you think about something like virtual and augmented reality, that's how we thought about that.

This is -- those are going to be important platforms over time. It's very early, obviously it's going to take a long time to get there. And a lot of what we felt like we were buying there was a critical mass of the best people and the best technology to go do all the things that we needed to go do over the next 10 years to drive that home and turn that into a big platform.

You asked a question about virtual and augmented reality, what are going to be the big use cases. I mean, for the first few years of virtual reality, I think gaming and video are going to be the big ones. The initial market that we look at are all the people who have Xboxes, PlayStations and Wiis; the people who are excited to have immersive media experiences sitting in their living room for a long period of time and that's a pretty big market. Even though that's not all of what we hope to eventually serve and that's not the full potential of these new platforms, I think that is one case where you can obviously deliver better and richer experiences than what you can with the current generation of technology. Video is going really well. I shared a stat before in some of my comments that on Gear VR alone we're now at more than 2 million hours of video, have been watched in the platform. So that's really exciting. And that, of course, will be bolstered by the fact that these new kind of 360 videos cannot only be watched in VR, so in the headsets, but we're building tools so that you can share them on News Feed and through our products elsewhere as well.

So I think that's exciting. Over time there will be even more. But that I think should be enough to have some initial use. But again, I do want to really emphasize this is early and it's going to take a long time. I think there's a lot of hype around this, and we're just focused on building this to be very good over the long term.

David Wehner

You asked about shipping you units. We did begin shipping units in the quarter. It was very small still. VR is still very early. It's not going to have a material impact on revenue in 2016. And I gave more color on that in my prepared remarks.

Operator
The next question is from Mark May with Citi. Your line is open.

Mark May, Citi
Thanks a lot. First one for Sheryl, I think. Wondering if you could update us on the progress you're seeing with FAN. You gave some metrics in Q4. Seemed like that advertisers were really adopting that platform and seeing a lot of additional reach, maybe if you could tell us how that's going and then I think a couple more on the tax rate. We saw it step down quite a bit in Q1, but you're guiding for flat sequentially. Should we think about that as a run rate or are you still attempting to manage your tax rate down even further than where you saw in Q1 and were expecting for Q2? And then on the OpEx guide, 41% non-GAAP growth in Q1, obviously below your range but you maintain the range. Why is that? Is that just purely a function of the comps as you head into the year or are there some specific kind of investment plans that you have? Thanks.

David Wehner
Sure, Mark. I can start with the detailed one, the tax rate and the OpEx guide. So on the tax rate, yeah, the rate came in better than guidance in terms of the tax rate but it's consistent with the long-term trend that I indicated. We do expect that that rate will be the approximately the rate that will continue for the rest of the year. So for purposes of 2016 modeling, I would use the Q1 rate. On the OpEx guide, Q1 came in slightly below our annual expense growth guidance, but we do expect that investments in areas like video and Oculus will impact the remainder of the year more substantially. So that's why we're maintaining the annual OpEx growth guidance that we have and then Sheryl, did you want to speak about audience network?

Sheryl Sandberg
Audience network is important to us because we're making a strategic investment in Ad Tech, helping advertisers and publishers grow both on and off Facebook. We think we're uniquely placed to bring people-based marketing to scale and solve the measurement problem, and the audience network is a place we're really focused because we feel like we're delivering value for advertisers and publishers so we're investing behind the growth we've seen. We've seen a growth of native ads, 83% of the overall inventory on the platform is native, and over 50% of our publishers are only using native ads. We have some great examples of Audience Network really improving people's results. Our recent one is EBay Viva Nuncios, which is an online real estate destination working in Latin America and Mexico. When they were using a combination of Facebook, Instagram and the Audience Network, they saw 57% lower cost for install with placement optimization and 59% more volume versus running on Facebook alone which led to 6% incremental revenue. So compared to November a year before, the number of their app installs increased by 115%. What we're seeing is the results we're able to deliver on Facebook and Instagram, a lot of our marketing partners want more and our ability to do that is why we're investing in the Audience Network.

Operator
The next question is from Colin Sebastian with Robert W. Baird. Your line is open.

Colin Sebastian, Robert W. Baird
Hi. This is actually Ben on for Colin. This one's for Mark. You had already talked about the AI and machine learning applications with respect to Messenger and Bots, but I was wondering what are some of the more nascent initiatives where you're applying machine learning or maybe where we may see those investments manifest themselves in the user experience over the next few years.

Mark Zuckerberg
So the biggest thing that we're focused on with artificial intelligence is building computer services that have better perception than people. So the basic human senses like seeing, hearing, language, kind of core things that we do, I think it's possible to get to the point in the next 5 to 10 years where we have computer systems that are better than people at each of those things. That doesn't mean that the computers will be thinking or will be generally better. But that is useful for a number of things.

So for example, I talked about earlier we are building this moments app. So that way you can take photos on your phone and if you use this app our face recognition can look at the photos that you take and suggest that you might want to share photos that you took with a friend of them, with that person. So that way all the photos that might be of you and your friend’s camera rolls they can share with you.

Another example is just spam filtering and making sure we can actually read the content and understand what's interesting to you or not and not show that. One obvious thing I think over time is if you just look at the way that we rank News Feed, today we use some basic signals like who you’re friends with and what pages you like as some of the most important things for figuring out what, out of all of the millions and millions of pieces of content that are on Facebook what we're going to show and what are going to be the most interesting things to you. That's because today our systems can't actually understand what the content means. We don't actually look at the photo and deeply understand what's in it, or look at the videos and understand what’s in it, or read the links that people share and understand what's in them.

But in the future we'll be able to I think on a five or 10 year period. So all of these millions and millions of pieces of content that are out there, whether or not you've added someone as a friend or have liked a page we'll be able to know a lot better what types of things are going to be interesting to you to produce some much better feed of content. So that's just a basic example of where having human level perception broadly is going to yield better experiences and a lot of the things that people care about today.

Operator
The next question is from Ken Sena with Evercore. Your line is open.

Ken Sena, Evercore
Hi. I have kind of a high level, longer term question. But for brands we're seeing where promotion transaction and support capabilities for businesses are all deepening within Facebook. Therefore, should we be thinking about a longer term transition from the platform that's basically all ad to something where more marketplace capability is offered, given that buyers and sellers are so known and so connected and if so can we think about Facebook starting to monetize maybe on a transaction basis or even through various customer support capabilities, via the messaging tools, AI, et cetera, that you're beginning to offer businesses, so maybe you could just kind of provide a little bit of color on how you see that evolution, that would be great. Thank you.

Sheryl Sandberg
You're right that people are increasingly using Facebook to discover products and services. And we're testing some ways like Marketplace to make this easier. We're also testing some incremental features pages, which enable businesses to drive purchases on a page or direct people directly to their web site. These are really early but we've had some positive feedback. Our focus however continues to be on our ad products because we think we can take people all the way from the top of the funnel where they can really get a brand awareness or product awareness and go all the way down to purchase, not necessarily because the purchase is happening on Facebook, but because we can work on the measurement systems to understand how the advertising both at the top and lower down in the funnel is influencing those purchases.

We've been really excited about what we've seen in the commerce vertical of our ad products. Products like dynamic product ads, carousel ads are working really well for us. This quarter we launched Canvas ads which are very fast loading immersive mobile ads. They're easy to build. You can use the self-service tool. You don’t have to write any code. They are native format so they decrease that initial drop-off you see when people click off to another site. Very early days but the average viewing time is over 30 seconds which shows how immersive that is. I'll share one example of how ads are driving a small business on Facebook through ads which is a company called Sparkle n Pink. They're a Utah-based SMB. They’re selling girls’ clothing. They did a slide show ad that included a shop now button which enabled you to take action on their site. They were able to increase sales by 9% per month and more exciting for us this was six times more efficient in terms of acquisitions than any other digital media channel. That shows how you can use our ad products to go all the way from awareness, measuring through to a sale, and show how important our ads can be to commerce on our platform.

Operator
The next question is from Ross Sandler with Deutsche Bank. Your line is open.

Ross Sandler, Deutsche Bank
Great. So I guess question for Mark or Sheryl. So at F8 you showcased a bunch of new features for Messenger including ads to promote your business inside of Messenger. So how should we think about the timing of those ad units coming on in Messenger and can you use the same ad stack and the Facebook Power Editor that's used on core Facebook and Instagram to get ads up on Messenger, can you just walk us through that. And then the second question on messaging, so with WhatsApp crossing 1 billion users recently how do you view the product road map today on WhatsApp versus what you showcased recently with Messenger? Is it a year behind or is it further back than that? Any color there would be helpful. Thanks.

Sheryl Sandberg
For Messenger and WhatsApp our focus right now continues to be on growth and engagement. We are not rolling out any monetization products on WhatsApp right now. We did start that process at F8 on Messenger. And what we’re doing is following the organic activity that's happening on the Messenger platform. Businesses and consumers are using Messenger to connect to each other in a more personal, more immediate way. And we rolled out a platform beta which gives new opportunities to build compelling experiences.

Bots, very early, but giving opportunity for more personal interactions between businesses and mobile. The send receive API so that businesses could send immediate responses to common questions including engaging images and call to action as well as text. In terms of the timing this is really early. We have a lot of opportunity to invest in advertising across our different platforms, so we want to make sure we get this right as we focus on continued engagement. You're right that over time when we make these investments we are going to be able to rely on some of the core aspects of the ad's infrastructure, certainly our long ad, our base of advertisers, some of the things we understand about how ads perform and the functionality will be an important part of the product offerings in the future but those are not immediate by any stretch of the imagination.

Deborah Crawford
Operator, we have time for one last question.

Operator
The last question is from Anthony DiClemente with Nomura. Your line is open.

Anthony DiClemente, Nomura
Thanks a lot. I have one for Sheryl and one for Mark. Sheryl, there are many out there who might have assumed that this leg of excellent growth that Facebook is realizing might have come at the expense of TV advertising but the TV ad world seems to be quite resilient here and you actually talked a lot in your prepared remarks about how marketers benefit from running digital and TV campaigns in parallel. I wonder if you could comment on where your share gains are coming from in your view. And then Mark on live video, I realize this is a small part of overall video but I wonder do you think multiple platforms can succeed in live streaming over time given the size of the market longer term or do you think it's more of a network effect business where a vast majority of the traffic and economics will ultimately accrue to the leader in the live streaming space? Thank you.

Sheryl Sandberg
We think our growth has been very broad based. Dollars are shifting from all types of media formats to where consumers are spending their time. We tell our clients that we want to be the best dollar and the best minute they spend, and we want them to measure value. I don't think this means that all of our expense comes in -- all of our growth comes at the expense of any one channel but it's broad based and often TV and Facebook and Instagram can work really well together. I'll give a fun example from the Super Bowl. T-Mobile wanted to use their Super Bowl campaign to increase their brand awareness and increase their reach. So before the game they targeted their 30 second Super Bowl ad that featured Drake to NFL and people with NFL and celebrity interests. It performed so well that they decided to run the 60 second version on Facebook and Instagram. That ad was so successful on Facebook and Instagram that they then ran the 60 second ad on TV instead of their 30 second ad. As people invest they can use these different platforms together and we're pretty excited to see that progress.

Mark Zuckerberg
And on live video, the theme that I think is most important is just that there's so much that people want to express and share with the people around them that they don't have the tools to do today. And I think that's a huge opportunity not just in live video but in a lot of the things that we're talking about.

One interesting example recently that I touched on earlier is, between Messenger and WhatsApp, we're around 60 billion messages a day, and SMS at its peak we think was around 20 billion messages a day. Just unlocking some of the friction that existed in SMS and improving the product a little bit and removing the small fee that was there has just unlocked a huge amount of expression. And we think that this is going to be the case in all different types of media and with all different audiences that a person would share it with.

So in video, there are billions and billions of videos that are viewed every day on Facebook. Live is a very small part of it. The reason why we give this proportion of attention to it is because we're trying to help push forward new formats that are not just about consuming content but are really about interacting, so Live, 360 Video, and there will be others in the future. I do think multiple products and companies can succeed in building these things. I also think that there are go going to be a lot more interactive forms of video than just Live and 360 like we're talking about now. And I think this extends not just to video but for all of the different types of media and audiences that we're serving. We're very excited about continuing to do our work to help unlock all the expression and connection that people want to do.

Deborah Crawford
Thank you for joining us today.  We appreciate your time.  And we look forward to speaking with you again.

Operator
Ladies and gentlemen, this concludes today's conference call. Thank you for joining us. You may now disconnect your lines.

Additional Information and Where to Find It

This document may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders for Facebook’s 2016 Annual Meeting of Stockholders (the 2016 Annual Meeting). Facebook intends to file with the Securities and Exchange Commission (the SEC) and make available to Facebook stockholders of record on April 29, 2016 a proxy statement containing important information about a proposal to amend and restate Facebook’s existing certificate of incorporation to provide for a new class of non-voting capital stock and potentially declare a dividend of two shares of that new class of capital stock for each outstanding share of Facebook’s existing capital stock (the Reclassification Proposal) and certain other matters to be considered by the stockholders of Facebook at its 2016 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, FACEBOOK STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN IT BECOMES AVAILABLE CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE RECLASSIFICATION PROPOSAL AND CERTAIN OTHER MATTERS TO BE CONSIDERED AT THE 2016 ANNUAL MEETING.

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